Exhibit 99.1

TFF Pharmaceuticals Appoints Thomas B. King to Board of Directors

FORT WORTH, Texas, Dec. 13, 2023 -- TFF Pharmaceuticals, Inc. (NASDAQ: TFFP), a clinical-stage biopharmaceutical company focused on developing and commercializing innovative drug products based on its patented Thin Film Freezing (TFF) technology platform, today announced the appointment of Thomas B. King to its Board of Directors.

“I am pleased to welcome Thomas King to our Board of Directors,” said Harlan Weisman, M.D., Vice Chairman and Chief Executive Officer of TFF Pharmaceuticals. “Tom is an exceptionally accomplished executive who has held leadership positions at life sciences companies over the last three decades. In addition, his extensive board experience will provide us with valuable insights and perspectives as we seek to advance our two lead candidates, TFF VORI and TFF TAC, into later-stage clinical testing.”

“I am very excited to join the Board of TFF Pharmaceuticals at a time when the Company is demonstrating how its ground-breaking Thin Film Freezing technology can be applied in the clinic to address the significant unmet need in patients with rare diseases,” said Mr. King. “I look forward to working alongside Harlan and our fellow Board members to help advance the company’s mission of significantly improving new and existing therapies for the benefit of patients.”

Mr. King has over 30 years of executive leadership and board experience in the life sciences industry. Presently, Mr. King sits on the board of several companies, including Achieve Life Sciences (Nasdaq: ACHV), Kinaset Therapeutics, and Concentric Analgesics. From 2003 to 2016, Mr. King served as the President, Chief Executive Officer and Director of Alexza Pharmaceuticals, where he led multiple stock offerings and debt transactions from 2003 through 2015 (IPO in 2006), raising in excess of $600mm and ultimately leading to the successful M&A transaction with Grupo Ferrer. Prior to joining Alexza, he was the President, Chief Executive Officer and Director of Cognetix, Inc. From 1994 to 2000, Mr. King served in multiple executive roles and as a Director with Anesta Corp., where he led two successful follow-on stock offerings, NDA and MAA approvals for oral transmucosal fentanyl citrate (Actiq®), and a successful M&A transaction with Cephalon in 2000.

Earlier in his career, Mr. King served as Vice President of Marketing and Business Development with Somatogen, Inc., and before joining Somatogen, he served as Director of the Cardiovascular Business Unit at Abbott Laboratories, Pharma Products Division. Mr. King received his B.A. degree in chemistry from McPherson College and an MBA from the University of Kansas Graduate School of Business.

ABOUT TFF PHARMACEUTICALS’ THIN FILM FREEZING (TFF) TECHNOLOGY

TFF Pharmaceuticals’ proprietary Thin Film Freezing (TFF) technology allows for the transformation of both existing compounds and new chemical entities into dry powder formulations exhibiting unique characteristics and benefits. The TFF process is a particle engineering process designed to generate dry powder particles with advantageous properties for inhalation, as well as parenteral, nasal, oral, topical and ocular routes of administration. The process can be used to engineer powders for direct delivery to the site of need, circumventing challenges of systemic administration and leading to improved bioavailability, faster onset of action, and improved safety and efficacy. The ability to deliver therapies directly to the target organ, such as the lung, allows TFF powders to be administered at lower doses compared to oral drugs, reducing unwanted toxicities and side effects. Laboratory data suggests the aerodynamic properties of the powders created by TFF can deliver as much as 75% of the dose to the deep lung. TFF does not introduce heat, shear stress, or other forces that can damage more complex therapeutic components, such as fragile biologics, and instead enables the reformulation of these materials into easily stored and temperature-stable dry powders, making therapeutics and vaccines more accessible for distribution worldwide. The advantages of TFF can be used to enhance traditional delivery or combined to enable next-generation pharmaceutical products.

ABOUT TFF PHARMACEUTICALS

TFF Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company engaging patented rapid freezing technology to develop and transform medicines into potent dry powder formulations for better efficacy, safety, and stability. The company’s versatile TFF technology platform has broad applicability to convert most any drug, including vaccines, small and large molecules, and biologics, into an elegant dry powder highly advantageous for inhalation, or for topical delivery to the eyes, nose and the skin. TFF Pharmaceuticals has two lead drug candidates in the clinic: TFF VORI (Voriconazole Inhalation Powder) and TFF TAC (Tacrolimus Inhalation Powder). The Company continues collaborations with a broad array of pharmaceutical companies, academic institutions, and government partners to revolutionize healthcare around the globe. The TFF Platform is protected by over 170 patents issued or pending in the U.S. and internationally. To learn more about TFF Pharmaceuticals and its product candidates, visit the Company’s website at https://tffpharma.com.

SAFE HARBOR

This press release contains forward-looking statements regarding TFF Pharmaceuticals, Inc., including, plans for releasing initial clinical data by the end of 2023 and the benefits of the Company’s TFF platform. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (i) the risk that the Company may not be able to release initial clinical data for TFF VORI and TFF TAC by the end of 2023 or, if it is able to do so, that such clinical data will be positive, (ii) the risk that the Company’s preclinical and IND enabling studies of the dry powder formulation of the universal influenza vaccine may not be successful, (iii) no drug product incorporating the TFF platform has received FDA pre-market approval or otherwise been incorporated into a commercial drug product, (iv) the Company has no current agreements or understandings with any large pharmaceutical companies for the development of a drug product incorporating the TFF Platform, and (iv) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed with the SEC on November 14, 2023. TFF Pharmaceuticals cautions readers not to place undue reliance on any forward-looking statements. TFF Pharmaceuticals does not undertake, and specifically disclaims, any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

Investor Relations Contact:

Corey Davis, Ph.D.

LifeSci Advisors

(212) 915-2577

cdavis@lifesciadvisors.com

Source: TFF Pharmaceuticals, Inc.